                                                                     EXHIBIT 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                                                 -------     -------     -------     -------     -----
                                                                   2000        1999        1998        1997      1996
                                                                 -------     -------     -------     -------     -----
Earnings (loss):
          Earnings (loss) before income taxes and cumulative
          effect of accounting change                            $ 2,283     $ 1,826     $ 1,648     $ 1,415     $ 276

Add (deduct):
          Fixed charges from below                                   952         728         669         673       582
          Interest capitalized                                       (49)        (46)        (38)        (33)      (26)
          Interest offset on Guaranteed Serial ESOP Notes             --          --          --          --        (2)
                                                                 -------     -------     -------     -------     -----

 Earnings (loss) as adjusted                                     $ 3,186     $ 2,508     $ 2,279     $ 2,055     $ 830

 Fixed charges:
          Interest expense                                       $   354     $   199     $   186     $   207     $ 269
          Portion of rental expense representative of the
            interest factor                                          598         529         483         466       311
          Additional interest on Guaranteed Serial ESOP Notes         --          --          --          --         2
                                                                 -------     -------     -------     -------     -----

 Total fixed charges                                             $   952     $   728     $   669     $   673     $ 582

 Ratio of earnings to fixed charges                                 3.35        3.45        3.41        3.05      1.43